[Gilmore & Bell Letterhead]

Exhibit 5.1

    March 30, 2001

EPIQ Systems, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105-1309

    Re:
    EPIQ Systems, Inc. Registration Statement on Form S-8
    Reg. No. 333-      (the "Registration Statement")

Dear Sir/Madam:

    You have requested our opinion as counsel to EPIQ Systems, Inc., a Missouri corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement relating to options to purchase 795,000 shares of the Company's common stock (the "Options"), and the 795,000 shares of the Company's common stock, $.01 par value (the "Shares") issuable upon the exercise of the Options. All of the Options are issuable pursuant to the Company's 1995 Stock Option Plan (the "Plan").

    In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed for purposes of this opinion that the Shares issuable upon the exercise of the Options will be issued upon the valid exercise of the Options in accordance with the terms of the Plan.

    Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Missouri.

     2. The Shares, when issued upon the exercise of the Options, will be validly issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Gilmore & Bell, P.C.